Exhibit 2.7

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) dated as of December 14, 2023 (the “Effective Date”), is entered into by and between Precision Aerospace Group, Inc., a Florida corporation (the “Buyer”) and Aerospace Services Group, LLC, a Florida limited liability company and DMNDT, LLC, a Washington limited liability company (collectively, the “Sellers”). The Buyer and Seller are referred to collectively as the “Parties.”

RECITALS

The Sellers own 100% of the membership interest, as delineated on Schedule A attached hereto, in NDT Northwest, LLC, a Florida limited liability company (the “Company”) (the “Membership Interest”); and

The Buyer desires to purchase the Seller’s entire Membership Interest in the Company and Sellers desire to sell such Membership Interest in the Company to the Buyer subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 2

PURCHASE AND SALE OF MEMBERSHIP INTEREST

2.1 Transfer of Membership Units (“Units”). Subject to the terms and conditions contained in this Agreement, on the closing date, Seller shall sell, convey, transfer, assign and deliver to the Buyer the Seller’s Membership Interest of the Company and Buyer shall acquire from Seller such Membership Interest free and clear of all liens and encumbrances.

2.2	Consideration.

2.2.1	The purchase price (“Purchase Price”) is based on the Company’s 2023 year-end EBITDA multiplied by 5 (the “Valuation”) and is payable at close (the “Closing Date”) which is triggered by a public listing (the “Listing”). Payment of the Purchase Price is as follows:

(a)	50% of Valuation in Cash

(b)	50% of Valuation in Common Shares of the Buyer at the expected listing price on NASDAQ, which is anticipated to be equal to or greater than $5.00 per share (the “Listing Price”).

2.2.2	A 3-Year Warrant is issued at the time of Listing and exercisable as follows.

(a)	Year 2 EBITDA less Year I EBITDA at 5 Multiple of any increase payable 50% in cash and 50% in Common Shares of Buyer at the 10 day trailing VWAP.

(b)	Year 3 EBITDA less Year 2 EBITDA at 5 Multiple of any increase payable 50% in cash and 50% in Common Shares of Buyer at the 10 day trialing VWAP.

(c)	Year 4 EBITDA less Year 3 EBITDA at 5 Multiple of any increase payable 50% in cash and 50% in Common Shares of Buyer at the 10 day trailing VWAP.

2.2.3	Consideration shall be distributed to the Sellers pursuant to the schedule Attached as Exhibit B.

ARTICLE 3
CLOSING

3.1 Closing. The Closing of the transaction contemplated by this Agreement shall be upon Listing. In the event that the Listing does not occur within 12 months from the date of execution of the Agreement, both the Buyer and the Seller have the right to terminate the Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and as of Closing Date, the following:

4.1 Organization, Good Standing and Authority of Company to Conduct Business. The Company is a Washington based limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington.

4.2 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person or governmental agency is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.3 Ownership: The Sellers are the owner of the Membership Interest free and clear of all liens and encumbrances and has the sole right to sell and transfer same to the Buyer.

ARTICLES 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and as of Closing Date, the following:

5.1 Organization, Good Standing and Authority of Company to Conduct Business. The Company is a Washington based limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington.

5.2 Consents and Approvals. Buyer represents no consent, approval or authorization of, or declaration, filing or registration with, any Person or governmental agency is required to be made or obtained by Buyer in connection with the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer represents that the transfer is authorized by the Company’s operating agreement.

5.3 Tax Matters: To the best of Buyer’s knowledge, the Company has duly filed all tax reports and returns due and required to be filed (including, but not limited to, all federal, state and local tax returns and reports) with any governmental authority and all such returns and reports were correct and complete in all material respects, (b) all taxes shown to be due on any such tax report or return have been paid before such payment became delinquent, no deficiencies have been assessed with respect thereto, (c) all taxes which the Company has been required to collect or withhold have been duly collected or withheld and have been or will be duly paid to the proper taxing authority, (d) there are no federal, state or local tax liens upon any of the properties or assets of the Company, and there are no unpaid taxes, except for current taxes not yet due and payable. For the purpose of this Agreement, any income, franchise, sales, use, payroll, personal property, real property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority, is referred to as a “tax”.

5.4 The Buyer represents and agrees that it has completed sufficient due diligence to proceed with purchase of Seller’s interest in the Company. Except for those representations and warranties specifically included in this Agreement, the Buyer is not relying on any representation of Seller in regard to the Company and is purchasing Seller’s interests “AS IS”.

The Foregoing representation are material and shall survive closing.

ARTICLE 6

COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

6.1	Survival and Indemnification.

6.1.1	Survival of Representations, Warranties, Covenants and Agreements.

(a) All representations and warranties made by Seller contained in this Agreement shall survive the Closing Date. All covenants and agreements made by Seller contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

(b) All representations and warranties made by Buyer contained in this Agreement shall survive the Closing Date. All covenants and agreements made by Buyer contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Section) shall survive the Closing Date until fully performed or discharged.

6.1.2	Indemnification by Seller. Seller hereby agrees to defend, indemnify and hold harmless Buyer from, against and in respect of the following matters:

(a) any and all loss, liability, deficiency or damage suffered or incurred by Buyer resulting from a breach of any representation or warranty by Seller contained in this Agreement and any and all actions, suits, proceedings, claims, demands, encumbrances, investigations, assessments, judgments, costs and expenses, (including, but not limited to, legal and accounting fees and expenses) incident to the foregoing; and

(b) any and all loss, liability, deficiency or damage suffered or incurred by Buyer by reason of the nonfulfillment of any covenant or agreement by Seller contained in this Agreement, and any and all actions, suits, proceedings, claims, demands, Encumbrances, investigations, assessments, judgments, costs and expenses, (including, but not limited to, legal and accounting fees and expenses) incident to any of the foregoing.

6.1.3	Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold Seller harmless from against all liabilities, taxes or other obligations of the Company of any kind or nature that pertain to, prior to, during, and the period after Closing. Buyer shall also defend, indemnify and hold Seller harmless from:

(a) any and all loss, liability, deficiency or damage suffered or incurred by Seller resulting from a breach of any representation or warranty by Buyer contained in this Agreement and any and all actions, suits, proceedings, claims, demands, encumbrances, investigations, assessments, judgments, costs and expenses, (including, but not limited to, reasonable legal and accounting fees and expenses) incident to the foregoing; and

(b) any and all loss, liability, deficiency or damage suffered or incurred by Seller by reason of the nonfulfillment of any covenant by Buyer contained in this Agreement and any and all actions, suits, proceedings, claims, demands, encumbrances, investigations, assessments, judgments, costs and expenses, (including, but not limited to, reasonable legal and accounting fees and expenses) incident to any of the foregoing.

6.1.4	Notifications

Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other communication to be given hereunder by any party to the other shall be in writing and (a) delivered personally, (b) mailed by certified mail, postage prepaid, (such notice to be effective three business days after the date it is mailed), (c) sent by recognized international over-night courier such as Federal Express (such notice to be effective one business day after the date it is sent) or (d) sent by facsimile transmission, with a confirmation sent by way of one of the above methods, as follows:

(a)	If to Seller, addressed to:

DMNDT, LLC

8629 S. 212th St.

Kent, WA 98031

Attn: Doug Melvin

Email: dmelvin@aerofabndt.com

Aerospace Services Group, LLC

20900 NE 30th Ave., 8th FL

Aventura, FL 33160

Attn: Maynard Hellman

Email: [new email]

(b)	If to Buyer, addressed to:

Precision Aerospace Group, Inc.

20900 NE 30th Ave., 8th FL

Aventura, FL 33160

Attn: Alyce Schreiber

Email: [new email]

Any party may designate in writing to any other party any other address or telecopier number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

6.1.5	Further Assurances: From time to time prior to, at, and after the Closing, each Party shall cooperate in good faith to execute and deliver all necessary documents and instruments for the purpose of carrying out and effectuating the intent and purpose of this Agreement and the transaction contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered at the Closing, and any and all actions Which may reasonably be necessary to effect the transaction contemplated hereby.

ARTICLE 7

CONDUCT OF BUSINESS OF THE COMPANY

7.1 During the period commencing on the date hereof and continuing until the Closing Date, the Parties agree that they shall cause the Company to carry on its business in the ordinary course and consistent with past practice.

7.2 The Buyer will ensure that the Company shall prepare or cause to be prepared, and filed or cause to be filed, all Returns for the Company (i) for all Tax periods ending up to and including the Closing Date. Buyer shall also prepare or cause to be prepared, and file or cause to be filed, all Returns for the Company for all Tax periods that begin on and after the Closing Date. In the event the Company is required to file a single return of the calendar year 2022, the Buyer and Seller will cooperate in the preparation of such return and such return shall be prepared in a manner consistent with the Company’s past practices. Neither Buyer nor Seller shall file or permit to be filed any return with respect to the Company for 2022 or 2023 containing ownership of both parties without the prior written consent of both parties.

ARTICLE 8

MISCELLANEOUS

8.1 Law; Litigation. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Florida. In the event any legal proceedings are initiated to enforce the provisions of this Agreement, the substantially prevailing party shall be entitled to recover its actual attorney’s fees and costs from the non-prevailing party, including expert witness costs. The sole and exclusive venue for any dispute arising under this Agreement shall be in Spokane County, Washington.

8.2 Expenses. Seller and Buyer shall each pay their own legal, accounting and other expenses incident to this Agreement. In any litigation or other legal proceedings between the parties to this Agreement including those arising after Closing with respect to any post-closing obligations of the parties.

8.3 Titles. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

8.4 Waiver. No failure of Seller or Buyer to require, and no delay by Seller or Buyer in requiring, the other to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of Seller or Buyer to exercise, and no delay by Seller or Buyer in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by Seller or Buyer of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by Seller or Buyer of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

8.5 Binding. This Agreement shall be binding upon Seller and Buyer and upon each successor and assignee of Seller and Buyer and shall inure to the benefit of, and be enforceable by, Seller and Buyer and each successor and assignee of Seller and Buyer. This Agreement may not be assigned by either party without the prior written consent of the other party.

8.6 Entire Agreement. This Agreement contains the entire agreement between Seller and Buyer with respect to the subject matter of this Agreement.

8.7 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by Seller or Buyer, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of Seller or Buyer pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by Seller and Buyer.

8.8 Counterparts. This Agreement may be signed by the parties in counterparts, including by facsimile, PDF, or other electronic transmission, and the signature pages combined shall create one document binding on all parties.

8.9 Severability. If any provision of the Agreement is held to be invalid or unenforceable at law by a court of competent jurisdiction, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

8.10 Construction. Each of the parties hereto has participated in the negotiation and preparation of this Agreement. Accordingly, each of the parties hereby waives the protection or benefit of any law, judicial precedent or other legal principle which provides that contractual ambiguities are to be construed against the party who shall have drafted the provision in question.

[ Signature page to follow ]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

SELLER:

AEROSPACE SERVICES GROUP, LLC

BY:	/s/ Maynard Hellman
Maynard Hellman
Manager

DMNDT, LLC

BY:	/s/ Doug Melvin
Doug Melvin
Manager

BUYER:

PRECISION AEROSPACE GROUP, INC,

BY:	/s/ Alyce Schreiber
Alyce Schreiber
Director

SCHEDULE A

SELLER
OWNERSHIP

AEROSPACE SERIVCES GROUP, LLC	40%

DMNDT, LLC	60%

SCHEDULE B

SELLER DISTRIBUTION

OF CONSIDERATION

AEROSPACE SERIVCES GROUP, LLC	25%

DMNDT, LLC	75%